EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-164572, 333-133453 and 333-140352 on Form S-8, and Registration Statement No. 333-186215 on Form S-3 of our reports dated November 25, 2013, relating to the consolidated financial statements and financial statement schedules of New Jersey Resources Corporation and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended September 30, 2013.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey

November 25, 2013